Exhibit 99.1

Steel Connect Reports First Quarter Fiscal 2025 Financial Results

First Quarter 2025 Results

NEW YORK, NY (December 12, 2024) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its first quarter ended October 31, 2024.

Results of Operations

	Three Months Ended October 31,
	2024	2023
	(in thousands)
Net revenue	$50,487	$41,341
Net income	2,365	4,436
Net income attributable to common stockholders	1,828	3,900
Adjusted EBITDA*	7,382	3,311
Adjusted EBITDA margin*	14.6%	8.0%
Net cash provided by operating activities	11,990	6,583
Additions to property and equipment	(581)	(552)
Free cash flow*	$11,409	$6,031

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Comparison of the First Quarter Ended October 31, 2024 and 2023

The financial information and discussion that follows below are for the Company's operations. Except as otherwise noted, fluctuations in foreign currency exchange rates had an insignificant impact on the results for the three months ended October 31, 2024 as compared to the three months ended October 31, 2023.

	Three Months Ended October 31,
	(unaudited in thousands)
	2024	2023	Fav (Unfav) ($)	% Change
Net revenue	$50,487	$41,341	$9,146	22.1%
Cost of revenue	(33,251)	(29,866)	(3,385)	(11.3)%
Gross profit	17,236	11,475	5,761	50.2%
Gross profit percentage	34.1%	27.8%	—	630	bpts
Selling, general and administrative expenses	(9,842)	(8,795)	(1,047)	(11.9)%
Amortization expense	(893)	(875)	(18)	(2.1)%
Interest expense	(111)	(247)	136	55.1%
Other (losses) gains, net (including interest income)	(3,208)	3,549	(6,757)	(190.4)%
Total costs and expenses	(47,305)	(36,234)	(11,071)	(30.6)%
Income before income taxes	3,182	5,107	(1,925)	(37.7)%
Income tax expense	(817)	(671)	(146)	(21.8)%
Net income	$2,365	$4,436	$(2,071)	(46.7)%

Net Revenue

Net revenue for the first quarter increased by approximately $9.1 million as compared to the same period in the prior fiscal year. The increase in net revenue was primarily driven by favorable sales mix and higher volumes associated with clients in the computing and consumer electronics markets.

Cost of Revenue

Cost of revenue increased $3.4 million for the first quarter, as compared to the same period in the prior year, primarily due to an increase of materials procured on behalf of the Company's clients of $2.3 million as well as an increase in labor costs as a result of higher revenue.

Gross Profit Margin

Gross profit increased by approximately $5.8 million for the first quarter as compared to the same period in the prior year, and the gross profit percentage for the first quarter increased 630 basis points to 34.1% from 27.8% as compared to the same period in the prior year, primarily due to higher revenue as a result of favorable sales mix associated with clients in the computing and consumer electronics markets.

Selling, General and Administrative Expenses

Selling, general and administrative ("SG&A") expenses during the first quarter increased by approximately $1.0 million as compared to the same period in the prior fiscal year, primarily due to an increase in Corporate-level activity. Corporate-level activity increased by $1.2 million, primarily due to an increase in legal and other professional fees, as well as an increase in management fees incurred under Amendment No. 2 to the Steel Connect Management Services Agreement, which was effective January 1, 2024.

Amortization Expense
Amortization expense of the Company's customer relationships intangible asset remained relatively flat for the first quarter as compared to the same period in the prior year.

Interest Expense
Total interest expense during the first quarter decreased $0.1 million as compared to the same period in the prior year, primarily due to the maturity of the 7.50% Senior Convertible Note due 2024 (the "SPHG Note") on September 1, 2024.

Other (Losses) Gains, Net (including Interest Income)
Other (losses) gains, net are primarily composed of investment gains (losses), foreign exchange gains (losses), interest income, and sublease income.
The Company recorded $3.2 million in net losses for the first quarter, primarily due to $5.5 million net unrealized losses on investments in equity securities, partially offset by $2.8 million in interest income.
The Company recorded $3.5 million in net gains for the same period in the prior year, primarily due to: (1) $3.2 million interest income, (2) $0.4 million foreign exchange net gains, and (3) $0.2 million sublease income, offset partially by $0.4 million net unrealized losses on investments in equity securities.

Income Tax Expense

During the first quarter, the Company recorded income tax expense of approximately $0.8 million as compared to $0.7 million for the same period in the prior fiscal year. The increase in income tax expense is primarily due to higher taxable income in foreign jurisdictions, as compared to the prior year period.

Net Income

Net income for the first quarter decreased $2.1 million, as compared to the same period in the prior fiscal year. The decrease in net income is primarily due to the $6.8 million unfavorable change in Other (losses) gains, net (including interest income) for the first quarter as compared to the same period in the prior year. Refer to above explanations for further details.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the first quarter totaled $0.6 million, or 1.2% of net revenue, as compared to $0.6 million, or 1.3% of net revenue, for the same period in the prior fiscal year.

Adjusted EBITDA

Adjusted EBITDA increased $4.1 million, or 123.0%, for the first quarter as compared to the same period in the prior fiscal year, primarily due to an increase in gross profit of $5.8 million, offset partially by $1.1 million unfavorable changes in realized foreign exchange losses.

Liquidity and Capital Resources

As of October 31, 2024, the Company had cash and cash equivalents of $233.9 million and ModusLink had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.
The Company repaid the outstanding principal and accrued interest for the SPHG Note upon its maturity.
Subsequent Events

On November 27, 2024, the Audit Committee of the Board of Directors of Steel Connect approved a short-form merger (the “Short-Form Merger”) with Steel Partners Holdings L.P. (“Steel Holdings”) in accordance with the terms of the stockholders’ agreement dated April 30, 2023 between Steel Connect, Steel Holdings and other signatories thereto. No approval is required by the Board or the Company’s minority stockholders. Steel Holdings has no obligation to consummate the Short-Form Merger. If Steel Holdings determines to proceed with the Short-Form Merger, Steel Holdings, which together with its affiliates, owns greater than 90% of the outstanding common stock of Steel Connect, intends to acquire the remaining shares of common stock of Steel Connect that it does not currently own for $11.45 per share in cash. In addition, if, prior to the effective time of the Short-Form Merger, Steel Connect has not distributed to stockholders proceeds, if any, from the proposed settlement of the class and derivative action filed in the Delaware Court of Chancery styled Reith v. Lichtenstein, et al, holders of shares of common stock (other than shares held by officers and directors of Steel Connect and certain shares held by Steel Holdings and its affiliates) will receive a contingent value right to receive their pro rata share of the net settlement proceeds, if any, as described in a contingent value right agreement. Additional information regarding the Short-Form Merger is contained in the Current Report on Form 8-K filed with the SEC on November 29, 2024.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, health and personal care products, retail and luxury and connected devices. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2024	July 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$233,927	$248,614
Accounts receivable, trade, net	34,543	33,443
Inventories, net	8,667	6,733
Funds held for clients	2,465	2,576
Prepaid expenses and other current assets	3,797	4,462
Total current assets	283,399	295,828
Property and equipment, net	5,642	5,536
Operating lease right-of-use assets	18,555	20,748
Investments	48,693	41,376
Other intangible assets, net	30,143	31,036
Goodwill	19,703	19,703
Deferred tax assets	67,860	68,315
Other assets	2,763	3,086
Total assets	$476,758	$485,628

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$29,031	$25,219
Accrued expenses	22,200	21,659
Funds held for clients	2,408	2,532
Current lease obligations	7,881	8,319
Convertible note payable	—	12,903
Other current liabilities	4,858	4,423
Total current liabilities	66,378	75,055
Long-term lease obligations	11,020	12,740
Other long-term liabilities	5,048	5,913
Total long-term liabilities	16,068	18,653
Total liabilities	82,446	93,708

Contingently redeemable preferred stock	237,739	237,739

Total stockholders' equity	156,573	154,181
Total liabilities, contingently redeemable preferred stock and stockholders' equity	$476,758	$485,628

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended October 31,
	2024	2023
Net revenue	$50,487	$41,341
Cost of revenue	33,251	29,866
Gross profit	17,236	11,475
Operating expenses:
Selling, general and administrative	9,842	8,795
Amortization	893	875
Total operating expenses	10,735	9,670
Operating income	6,501	1,805
Other income (expense):
Interest income	2,814	3,219
Interest expense	(111)	(247)
Other (losses) gains, net	(6,022)	330
Total other (expense) income, net	(3,319)	3,302
Income before income taxes	3,182	5,107
Income tax expense	817	671
Net income	2,365	4,436
Less: Preferred dividends on Series C redeemable preferred stock	(537)	(536)
Net income attributable to common stockholders	$1,828	$3,900

Net income per common shares - basic	$0.07	$0.15

Net income per common shares - diluted	$0.07	$0.15

Weighted-average number of common shares outstanding - basic	6,256	6,199
Weighted-average number of common shares outstanding - diluted	26,104	26,066

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended October 31,
	2024	2023
Cash flows from operating activities:
Net income	$2,365	$4,436
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	606	435
Amortization of finite-lived intangible assets	893	875
Share-based compensation	181	137
Non-cash lease expense	2,417	2,197
Bad debt recovery	(22)	(8)
Other losses (gains), net	6,032	(330)
Changes in operating assets and liabilities:
Accounts receivable, net	(943)	238
Inventories, net	(1,889)	1,525
Prepaid expenses and other current assets	632	(367)
Accounts payable, accrued restructuring and accrued expenses	4,100	(1,351)
Refundable and accrued income taxes, net	(58)	312
Other assets and liabilities	(2,324)	(1,516)
Net cash provided by operating activities	11,990	6,583
Cash flows from investing activities:
Purchases of investments	(12,797)	(3,890)
Proceeds from disposition of securities	—	154,526
Additions of property and equipment	(581)	(552)
Proceeds from the disposition of property and equipment	1	—
Net cash (used in) provided by investing activities	(13,377)	150,084
Cash flows from financing activities:
Preferred dividend payments	(537)	(536)
Repayment of remaining principal balance on SPHG Note	(12,940)	—
Net cash used in financing activities	(13,477)	(536)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	66	(884)
Net increase in cash, cash equivalents and restricted cash	(14,798)	155,247
Cash, cash equivalents and restricted cash, beginning of period	251,190	123,404
Cash, cash equivalents and restricted cash, end of period	$236,392	$278,651

Cash and cash equivalents, end of period	$233,927	$276,705
Restricted cash for funds held for clients, end of period	2,465	1,946
Cash, cash equivalents and restricted cash, end of period	$236,392	$278,651

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended October 31,
	2024	2023
	(Unaudited)
Net revenue:
Supply Chain	$50,487	$41,341
Total segment net revenue	50,487	41,341
Operating income:
Supply Chain	8,547	2,675
Corporate-level activity	(2,046)	(870)
Total operating income	6,501	1,805
Total other income, net	(3,319)	3,302
Income before income taxes	$3,182	$5,107

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended October 31,
	2024	2023
Net income	$2,365	$4,436

Interest income	(2,814)	(3,219)
Interest expense	111	247
Income tax expense	817	671
Depreciation	606	435
Amortization	893	875
EBITDA	1,978	3,445

Share-based compensation	181	137
Gain on sale of long-lived assets	(1)	—
Unrealized foreign exchange gains, net	(311)	(48)
Other non-cash losses (gains), net	5,535	(223)
Adjusted EBITDA	$7,382	$3,311

Net revenue	$50,487	$41,341
Adjusted EBITDA margin	14.6%	8.0%

Free Cash Flow Reconciliation:

	Three Months Ended October 31,
	2024	2023
Net cash provided by operating activities	$11,990	$6,583
Additions to property and equipment	(581)	(552)
Free cash flow	$11,409	$6,031

Net Cash (Debt) Reconciliation:

	October 31, 2024	July 31, 2024
Total debt, net	$—	12,903
Cash and cash equivalents	(233,927)	(248,614)
Net cash (debt)	$(233,927)	$(235,711)

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Cash (Debt), all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (losses) before interest income, interest expense, income tax expense (benefit), depreciation, and amortization. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense (benefit), depreciation, amortization, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, and other non-cash (gains) losses, net. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Cash (Debt), assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. For further discussion of the Protective Amendment, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements. Statements in this release that are not historical facts are hereby identified as "forward-looking statements". All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies and expectations regarding the Short-Form Merger and the Reith CVRs set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises; intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; the occurrence of any event, change or other circumstance that could result in the Short-Form Merger not being consummated; the outcome of any legal proceedings that may be instituted against Steel Connect or Steel Holdings relating to the Short-Form Merger; the amount of the costs, fees, expenses and charges related to the Short-Form Merger; the possible adverse effect on Steel Connect’s or Steel Holdings’ businesses and the price of Common Stock if the Short-Form Merger is not completed in a timely manner or at all; the court’s rulings with respect to the proposed settlement of the Reith Litigation, which may affect whether any payment is made under the Reith CVR or the amount of any such payment; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on November 6, 2024. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the Short-Form Merger, (i) Steel Connect and Steel Holdings and certain affiliates of Steel Holdings intend to jointly file a Schedule 13E-3. Steel Connect will mail the Schedule 13E-3 to its stockholders. This communication is not a substitute for the Schedule 13E-3 or any other document that Steel Connect or Steel Holdings may file with the SEC or send to Steel Connect’s stockholders in connection with the Short-Form Merger. STOCKHOLDERS OF STEEL CONNECT ARE NOT BEING ASKED TO APPROVE OR DISAPPROVE, OR FURNISH A PROXY IN CONNECTION WITH, THE SHORT-FORM MERGER.

Investors will be able to obtain a free copy of the Schedule 13E-3, when available, and other relevant documents filed by Steel Connect with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of the Schedule 13E-3, when available, and other relevant documents from Steel Connect’s website at www.steelconnectinc.com or by directing a request to Steel Connect, Inc., Attn: Jennifer Golembeske, 590 Madison Avenue, 32nd Floor, New York, NY 10022 or by calling (914) 461-1276.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com